EXHIBIT 99.1

Donegal Group Inc. Announces Fourth Quarter and Full Year 2022 Results

MARIETTA, Pa., Feb. 23, 2023 (GLOBE NEWSWIRE) -- Donegal Group Inc. (NASDAQ:DGICA) and (NASDAQ:DGICB) today reported its financial results for the fourth quarter and full year ended December 31, 2022.

Significant Items for Fourth Quarter of 2022 (all comparisons to fourth quarter of 2021):

  Net premiums earned increased 6.5% to $213.0 million
  Combined ratio of 102.8%, compared to 101.6%
  Net income of $3.5 million, or 11 cents per diluted Class A share, compared to $5.3 million, or 17 cents per diluted Class A share
  Net investment gains (after tax) of $0.5 million, or 2 cents per diluted Class A share, compared to $1.1 million, or 3 cents per diluted Class A share, are included in net income

Significant Items for Full Year of 2022 (all comparisons to full year of 2021):

  Net premiums earned increased 6.0% to $822.5 million
  Combined ratio of 103.3%, compared to 101.0%
  Net loss of $2.0 million, or 6 cents per Class A share, compared to net income of $25.3 million, or 83 cents per diluted Class A share
  Net investment losses (after tax) of $8.0 million, or 26 cents per Class A share, compared to net investment gains (after tax) of $5.1 million, or 17 cents per diluted Class A share, are included in net loss
  Book value per share of $14.79 at December 31, 2022, compared to $16.95 at year-end 2021

Financial Summary

	Three Months Ended December 31,			Year Ended December 31,
	2022	2021	% Change	2022	2021	% Change
	(dollars in thousands, except per share amounts)

Income Statement Data
Net premiums earned	$212,991	$200,040	6.5%	$822,490	$776,015	6.0%
Investment income, net	9,385	8,199	14.5	34,016	31,126	9.3
Net investment gains (losses)	626	1,338	-53.2	(10,185)	6,477	NM2
Total revenues	223,444	210,244	6.3	848,221	816,466	3.9
Net income (loss)	3,479	5,272	-34.0	(1,959)	25,254	NM
Non-GAAP operating income[1]	2,985	4,216	-29.2	6,087	20,137	-69.8
Annualized return (loss) on average equity	2.9%	3.9%	-1.0 pts	-0.4%	4.8%	-5.2 pts

Per Share Data
Net income (loss) – Class A (diluted)	$0.11	$0.17	-35.3%	$(0.06)	$0.83	NM
Net income (loss) – Class B	0.09	0.15	-40.0	(0.07)	0.74	NM
Non-GAAP operating income – Class A (diluted)	0.09	0.14	-35.7	0.20	0.66	-69.7%
Non-GAAP operating income – Class B	0.08	0.12	-33.3	0.16	0.59	-72.9
Book value	14.79	16.95	-12.7	14.79	16.95	-12.7

1The “Definitions of Non-GAAP and Operating Measures” section of this release defines and reconciles data that we prepare on an accounting basis other than U.S. generally accepted accounting principles (“GAAP”).

2Not meaningful.

Management Commentary

Kevin G. Burke, President and Chief Executive Officer of Donegal Group Inc., stated, “We are pleased to have achieved growth in net premiums written1 in the fourth quarter of 2022 in every line of business, led by a return to strong growth in our personal lines business segment. We attribute the personal lines growth to new business writings resulting from the successful launch of new products over the past year, strong renewal retention rates in our legacy products and substantial premium rate increases to combat ongoing inflationary pressures on loss costs. As we continue to closely monitor the effects of economic conditions, we are actively managing new business growth in this segment. We expect to expand our new personal lines products and agency portal to the state of Michigan in the second quarter of 2023, which will complete the ten-state rollout that we began in late 2021.

Net premiums written within our commercial lines segment increased by 6.9% for the fourth quarter of 2022. We continue to execute state-specific strategies that include accelerating growth in states where we see opportunities for profitable growth and reducing exposures in states we have targeted for profit improvement. We are accelerating pricing increases in tandem with tighter underwriting guidelines to improve profit margins within our commercial business segment. We look forward to the introduction of a new businessowners product, coupled with enhanced straight-through-processing capabilities for that product as well as commercial automobile, commercial umbrella and workers’ compensation policies via our new operating platform, beginning in the second quarter of 2023. This third major release of new systems will allow us to more effectively compete for smaller commercial accounts that we expect will begin to drive additional commercial lines growth in the second half of 2023.

Beyond the ongoing strategic transformation of our products and systems, we continue to enhance our pipeline for strategic growth by building and strengthening relationships with our independent agency partners as we strive to achieve targeted new business volumes, retain attractive accounts and restore rate adequacy where necessary.”

Jeffrey D. Miller, Executive Vice President and Chief Financial Officer, added, “From an underwriting perspective, our fourth quarter of 2022 results continued to benefit from net favorable development of reserves for losses incurred in prior accident years, which reflected our conservative reserving practices. The overall combined ratio of 102.8% during the quarter was disappointing, reflecting the impacts of elevated weather-related losses that included $5.0 million related to Winter Storm Elliott, ongoing inflationary impacts on property and automobile loss costs and higher technology expenses related to our systems and data modernization initiatives.”

Mr. Burke concluded, “On behalf of the entire Donegal leadership team, we would like to recognize the tireless efforts and hard work of our dedicated team of employees and independent agents over the past year. We are confident in our ability to stabilize our underwriting performance and expect profitable growth that will enable us to enhance long-term shareholder value in the years to come.”

Insurance Operations

Donegal Group is an insurance holding company whose insurance subsidiaries and affiliates offer property and casualty lines of insurance in three Mid-Atlantic states (Delaware, Maryland and Pennsylvania), three New England states (Maine, New Hampshire and Vermont), six Southern states (Alabama, Georgia, North Carolina, South Carolina, Tennessee and Virginia), eight Midwestern states (Illinois, Indiana, Iowa, Michigan, Nebraska, Ohio, South Dakota and Wisconsin) and four Southwestern states (Colorado, New Mexico, Texas and Utah). Donegal Mutual Insurance Company and the insurance subsidiaries of Donegal Group conduct business together as the Donegal Insurance Group.

	Three Months Ended December 31,			Year Ended December 31,
	2022	2021	% Change	2022	2021	% Change
	(dollars in thousands)

Net Premiums Earned
Commercial lines	$131,473	$124,199	5.9%	$510,153	$468,433	8.9%
Personal lines	81,518	75,841	7.5	312,337	307,582	1.5
Total net premiums earned	$212,991	$200,040	6.5%	$822,490	$776,015	6.0%

Net Premiums Written
Commercial lines:
Automobile	$38,228	$35,530	7.6%	$167,774	$161,947	3.6%
Workers' compensation	25,019	23,483	6.5	111,892	113,256	-1.2
Commercial multi-peril	47,867	44,658	7.2	200,045	188,242	6.3
Other	9,122	8,762	4.1	40,086	38,340	4.6
Total commercial lines	120,236	112,433	6.9	519,797	501,785	3.6
Personal lines:
Automobile	45,429	38,564	17.8	181,129	170,578	6.2
Homeowners	29,705	25,939	14.5	120,087	109,974	9.2
Other	5,043	4,849	4.0	22,517	21,930	2.7
Total personal lines	80,177	69,352	15.6	323,733	302,482	7.0
Total net premiums written	$200,413	$181,785	10.2%	$843,530	$804,267	4.9%

Net Premiums Written

The 10.2% increase in net premiums written for the fourth quarter of 2022 compared to the fourth quarter of 2021, as shown in the table above, represents the combination of 6.9% growth in commercial lines net premiums written and 15.6% growth in personal lines net premiums written. The $18.6 million increase in net premiums written for the fourth quarter of 2022 compared to the fourth quarter of 2021 included:

  Commercial Lines: $7.8 million increase that we attribute primarily to modest new business writings, strong premium retention and a continuation of renewal premium increases in lines other than workers’ compensation, offset partially by planned attrition in regions we have targeted for profit improvement.
  Personal Lines: $10.8 million increase that we attribute to premium rate increases our insurance subsidiaries have implemented over the past four quarters, strong policy retention and new business writings in certain states where we have introduced an updated suite of products.

The $39.3 million increase in net premiums written for the full year of 2022 compared to the full year of 2021 included:

  Commercial Lines: $18.0 million increase that we attribute primarily to modest new business writings, strong premium retention and a continuation of renewal premium increases in lines other than workers’ compensation, offset partially by planned attrition in regions we have targeted for profit improvement.
  Personal Lines: $21.3 million increase that we attribute to premium rate increases our insurance subsidiaries have implemented over the past four quarters, strong policy retention and new business writings in certain states where we have introduced an updated suite of products.

Underwriting Performance

We evaluate the performance of our commercial lines and personal lines segments primarily based upon the underwriting results of our insurance subsidiaries as determined under statutory accounting practices. The following table presents comparative details with respect to the GAAP and statutory combined ratios1 for the three months and full years ended December 31, 2022 and 2021:

	Three Months Ended		Year Ended
	December 31,		December 31,
	2022	2021	2022	2021

GAAP Combined Ratios (Total Lines)
Loss ratio - core losses	62.7%	62.6%	59.8%	59.4%
Loss ratio - weather-related losses	7.7	4.3	7.7	5.8
Loss ratio - large fire losses	6.2	5.5	6.5	5.9
Loss ratio - net prior-year reserve development	-6.7	-2.7	-5.4	-4.0
Loss ratio	69.9	69.7	68.6	67.1
Expense ratio	32.3	31.4	34.1	33.3
Dividend ratio	0.6	0.5	0.6	0.6
Combined ratio	102.8%	101.6%	103.3%	101.0%

Statutory Combined Ratios
Commercial lines:
Automobile	96.0%	120.6%	98.0%	108.6%
Workers' compensation	107.0	82.5	97.3	94.6
Commercial multi-peril	122.5	115.4	116.9	114.1
Other	77.9	94.5	80.8	77.5
Total commercial lines	107.4	108.1	103.7	104.9
Personal lines:
Automobile	114.0	109.3	103.8	94.4
Homeowners	88.7	88.6	111.0	102.9
Other	58.7	20.8	52.1	49.3
Total personal lines	101.2	95.6	102.8	94.4
Total lines	104.9%	103.3%	103.3%	100.8%

Loss Ratio – Fourth Quarter

For the fourth quarter of 2022, the loss ratio increased slightly to 69.9%, compared to 69.7% for the fourth quarter of 2021. For both commercial lines and personal lines segments, the fourth quarter of 2022 core loss ratios, which exclude weather-related losses, large fire losses and net favorable development of reserves for losses incurred in prior accident years, were virtually unchanged from the fourth quarter of 2021. The core loss ratios for both quarterly periods reflected increases in average claim severity due to the ongoing impact of supply chain disruption and labor shortages on repair and replacement costs for buildings and automobiles.

The fourth quarter of 2022 loss ratio for workers’ compensation was elevated due to several large workers’ compensation losses related to severe work-related injuries that occurred during the quarter. The commercial automobile core loss ratio decreased by 10.8 percentage points compared to the prior-year quarter, reflecting the benefit of significant premium rate increases and reduced exposures in underperforming states over the past several years.

Weather-related losses of $16.5 million, or 7.7 percentage points of the loss ratio, for the fourth quarter of 2022 increased from $8.7 million, or 4.3 percentage points of the loss ratio, for the fourth quarter of 2021. Our insurance subsidiaries incurred $5.0 million in losses from the severe freeze event that occurred across most of the country in late December 2022, primarily related to water damage from frozen pipes in commercial properties. The impact of weather-related loss activity to the loss ratio for the fourth quarter of 2022 was higher than our previous five-year average of 4.4 percentage points for fourth quarter weather-related losses.

Large fire losses, which we define as individual fire losses in excess of $50,000, were $13.1 million, or 6.2 percentage points of the loss ratio, for the fourth quarter of 2022. That amount compared to large fire losses of 10.9 million, or 5.5 percentage points of the loss ratio, for the fourth quarter of 2021. The average claim severity for large commercial property fires increased in the fourth quarter of 2022 relative to the prior-year quarter, due in part to higher costs of labor and building materials.

Net favorable development of reserves for losses incurred in prior accident years of $14.2 million reduced the loss ratio for the fourth quarter of 2022 by 6.7 percentage points. For the fourth quarter of 2022, our insurance subsidiaries experienced favorable development primarily in commercial automobile, homeowners and personal automobile losses. Net favorable development of reserves for losses incurred in prior accident years of $5.3 million reduced the loss ratio for the fourth quarter of 2021 by 2.7 percentage points. Our insurance subsidiaries experienced favorable development in personal automobile, commercial automobile and other commercial losses for the prior-year quarter.

Loss Ratio – Full Year

For the full year of 2022, the loss ratio increased to 68.6%, compared to 67.1% for the full year of 2021. While the 2022 core loss ratio increased modestly from 2021, the core loss ratios for both years reflected increases in average claim severity due to the ongoing impact of supply chain disruption and labor shortages on repair and replacement costs for buildings and automobiles.

Weather-related losses for the full year of 2022 of $63.5 million, or 7.7 percentage points of the loss ratio, increased from $45.3 million, or 5.8 percentage points of the loss ratio, for the full year of 2021. The loss ratio impact of weather-related losses for the full year of 2022 was modestly higher than the previous five-year average of 7.2 percentage points of the loss ratio.

Large fire losses were $53.5 million, or 6.5 percentage points of the loss ratio, for the full year of 2022, compared to $45.6 million, or 5.9 percentage points of the loss ratio, for the full year of 2021. The average claim severity for large commercial property fires and home fires increased for the full year of 2022 compared to 2021.

Net favorable development of reserves for losses incurred in prior accident years of $44.8 million reduced the loss ratio for the full year of 2022 by 5.4 percentage points. For the full year of 2022, our insurance subsidiaries experienced favorable development in losses in all major lines of business, with primary favorable impact in the personal automobile and commercial automobile lines of business. Net favorable development of reserves for losses incurred in prior accident years of $31.2 million reduced the loss ratio for the full year of 2021 by 4.0 percentage points. Our insurance subsidiaries experienced favorable development in losses in all major lines of business in the prior year, with primary favorable impact in the personal automobile, workers’ compensation and commercial automobile lines of business.

Expense Ratio

The expense ratio was 32.3% for the fourth quarter of 2022, compared to 31.4% for the fourth quarter of 2021. Relative to the prior-year quarter, the increase in the expense ratio primarily reflected higher technology costs related to our ongoing systems modernization initiatives.

The expense ratio was 34.1% for the full year of 2022, compared to 33.3% for the full year of 2021. An increase in technology systems-related expenses was partially offset by lower commercial growth incentive costs for our agents and decreased underwriting-based incentive costs for our employees for 2022 compared to 2021.

Investment Operations

Donegal Group’s investment strategy is to generate an appropriate amount of after-tax income on its invested assets while minimizing credit risk through investment in high-quality securities. As a result, we had invested 92.9% of our consolidated investment portfolio in diversified, highly rated and marketable fixed-maturity securities at December 31, 2022.

	December 31, 2022		December 31, 2021
	Amount	%	Amount	%
	(dollars in thousands)
Fixed maturities, at carrying value:
U.S. Treasury securities and obligations of U.S. government corporations and agencies	$166,883	12.8%	$121,453	9.5%
Obligations of states and political subdivisions	422,253	32.4	428,814	33.6
Corporate securities	393,787	30.2	412,758	32.3
Mortgage-backed securities	229,308	17.5	237,709	18.6
Total fixed maturities	1,212,231	92.9	1,200,734	94.0
Equity securities, at fair value	35,105	2.7	63,420	5.0
Short-term investments, at cost	57,321	4.4	12,692	1.0
Total investments	$1,304,657	100.0%	$1,276,846	100.0%

Average investment yield	2.6%		2.5%
Average tax-equivalent investment yield	2.7%		2.6%
Average fixed-maturity duration (years)	5.9		4.7

Total investments at December 31, 2022 increased by $27.8 million compared to December 31, 2021, as new funds invested were partially offset by $57.5 million of unrealized losses within our available-for-sale fixed-maturity portfolio due to a substantial increase in market interest rates during 2022.

Net investment income of $9.4 million for the fourth quarter of 2022 increased 14.5% compared to $8.2 million in net investment income for the fourth quarter of 2021, due primarily to higher average invested assets and an increase in the average investment yield compared to the prior-year fourth quarter. Net investment income of $34.0 million for the full year of 2022 increased 9.3% compared to the full year of 2021, due primarily to higher average invested assets and an increase in the average investment yield compared to the prior year.

Net investment gains were $0.6 million for the fourth quarter of 2022, compared to $1.3 million for the fourth quarter of 2021. We attribute the gains to the quarterly increases in the market value of the equity securities held at the end of the respective periods.

Net investment losses were $10.2 million for the full year of 2022, compared to net investment gains of $6.5 million for the full year of 2021. We attribute the losses and gains to the change in the market value of the equity securities held at the end of the respective periods.

Our book value per share was $14.79 at December 31, 2022, compared to $16.95 at December 31, 2021, with the decrease primarily related to $45.4 million of after-tax unrealized losses within our available-for-sale fixed-maturity portfolio during 2022 that reduced our book value by $1.39 per share and dividends we declared during the year.

Definitions of Non-GAAP Financial Measures

We prepare our consolidated financial statements on the basis of GAAP. Our insurance subsidiaries also prepare financial statements based on statutory accounting principles state insurance regulators prescribe or permit (“SAP”). In addition to using GAAP-based performance measurements, we also utilize certain non-GAAP financial measures that we believe provide value in managing our business and for comparison to the financial results of our peers. These non-GAAP measures are net premiums written, operating income or loss and statutory combined ratio.

Net premiums written and operating income or loss are non-GAAP financial measures investors in insurance companies commonly use. We define net premiums written as the amount of full-term premiums our insurance subsidiaries record for policies effective within a given period less premiums our insurance subsidiaries cede to reinsurers. We define operating income or loss as net income or loss excluding after-tax net investment gains or losses, after-tax restructuring charges and other significant non-recurring items. Because our calculation of operating income or loss may differ from similar measures other companies use, investors should exercise caution when comparing our measure of operating income or loss to the measure of other companies.

The following table provides a reconciliation of net premiums earned to net premiums written for the periods indicated:

	Three Months Ended December 31,			Year Ended December 31,
	2022	2021	% Change	2022	2021	% Change
	(dollars in thousands)

Reconciliation of Net Premiums
Earned to Net Premiums Written
Net premiums earned	$212,991	$200,040	6.5%	$822,490	$776,015	6.0%
Change in net unearned premiums	(12,578)	(18,255)	-31.1	21,040	28,252	-25.5
Net premiums written	$200,413	$181,785	10.2%	$843,530	$804,267	4.9%

The following table provides a reconciliation of net income (loss) to operating income for the periods indicated:

	Three Months Ended December 31,			Year Ended December 31,
	2022	2021	% Change	2022	2021	% Change
	(dollars in thousands, except per share amounts)

Reconciliation of Net Income (Loss)
to Non-GAAP Operating Income
Net income (loss)	$3,479	$5,272	-34.0%	$(1,959)	$25,254	NM
Investment (gains) losses (after tax)	(494)	(1,056)	-53.2	8,046	(5,117)	NM
Non-GAAP operating income	$2,985	$4,216	-29.2%	$6,087	$20,137	-69.8%

Per Share Reconciliation of Net Income (Loss)
to Non-GAAP Operating Income
Net income (loss) – Class A (diluted)	$0.11	$0.17	-35.3%	$(0.06)	$0.83	NM
Investment (gains) losses (after tax)	(0.02)	(0.03)	-33.3	0.26	(0.17)	NM
Non-GAAP operating income – Class A	$0.09	$0.14	-35.7%	$0.20	$0.66	-69.7%

Net income (loss) – Class B	$0.09	$0.15	-40.0%	$(0.07)	$0.74	NM
Investment (gains) losses (after tax)	(0.01)	(0.03)	-66.7	0.23	(0.15)	NM
Non-GAAP operating income – Class B	$0.08	$0.12	-33.3%	$0.16	$0.59	-72.9%

The statutory combined ratio is a standard non-GAAP measurement of underwriting profitability that is based upon amounts determined under SAP. The statutory combined ratio is the sum of:

  the statutory loss ratio, which is the ratio of calendar-year incurred losses and loss expenses to premiums earned;
  the statutory expense ratio, which is the ratio of expenses incurred for net commissions, premium taxes and underwriting expenses to premiums written; and
  the statutory dividend ratio, which is the ratio of dividends to holders of workers’ compensation policies to premiums earned.

The statutory combined ratio does not reflect investment income, federal income taxes or other non-operating income or expense. A statutory combined ratio of less than 100% generally indicates underwriting profitability.

Dividend Information

On December 15, 2022, we declared regular quarterly cash dividends of $0.165 per share for our Class A common stock and $0.1475 per share for our Class B common stock, which were paid on February 15, 2023 to stockholders of record as of the close of business on February 1, 2023.

Pre-Recorded Webcast

At approximately 8:30 am EDT on Thursday, February 23, 2023, we will make available in the Investors section of our website a pre-recorded audio webcast featuring management commentary and a question and answer session. You may listen to the pre-recorded webcast by accessing the link on our website at http://investors.donegalgroup.com. A supplemental investor presentation is also available via our website.

About the Company

Donegal Group Inc. is an insurance holding company whose insurance subsidiaries and affiliates offer property and casualty lines of insurance in 24 Mid-Atlantic, Midwestern, New England, Southern and Southwestern states. Donegal Mutual Insurance Company and the insurance subsidiaries of Donegal Group Inc. conduct business together as the Donegal Insurance Group. The Donegal Insurance Group has an A.M. Best rating of A (Excellent).

The Class A common stock and Class B common stock of Donegal Group Inc. trade on the NASDAQ Global Select Market under the symbols DGICA and DGICB, respectively. We are focused on several primary strategies, including achieving sustained excellent financial performance, strategically modernizing our operations and processes to transform our business, capitalizing on opportunities to grow profitably and delivering a superior experience to our agents and policyholders.

Safe Harbor

We base all statements contained in this release that are not historic facts on our current expectations. Such statements are forward-looking in nature (as defined in the Private Securities Litigation Reform Act of 1995) and necessarily involve risks and uncertainties. Forward-looking statements we make may be identified by our use of words such as “will,” “expect,” “intend,” “plan,” “anticipate,” “believe,” “seek,” “estimate” and similar expressions. Our actual results could vary materially from our forward-looking statements. The factors that could cause our actual results to vary materially from the forward-looking statements we have previously made include, but are not limited to, prolonged economic challenges resulting from the COVID-19 pandemic, adverse litigation and other trends that could increase our loss costs (including labor shortages and escalating medical, automobile and property repair costs), adverse and catastrophic weather events, our ability to maintain profitable operations (including our ability to underwrite risks effectively and charge adequate premium rates), the adequacy of the loss and loss expense reserves of our insurance subsidiaries, the availability and successful operation of the information technology systems our insurance subsidiaries utilize, the successful development of new information technology systems to allow our insurance subsidiaries to compete effectively, business and economic conditions in the areas in which we and our insurance subsidiaries operate, interest rates, competition from various insurance and other financial businesses, terrorism, the availability and cost of reinsurance, legal and judicial developments including those related to COVID-19 business interruption coverage exclusions, changes in regulatory requirements, our ability to attract and retain independent insurance agents, changes in our A.M. Best rating and the other risks that we describe from time to time in our filings with the Securities and Exchange Commission. We disclaim any obligation to update such statements or to announce publicly the results of any revisions that we may make to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

Investor Relations Contacts

Karin Daly, Vice President, The Equity Group Inc.
Phone: (212) 836-9623
E-mail: kdaly@equityny.com

Jeffrey D. Miller, Executive Vice President & Chief Financial Officer
Phone: (717) 426-1931
E-mail: investors@donegalgroup.com

Financial Supplement

Donegal Group Inc.
Consolidated Statements of Income
(unaudited; in thousands, except share data)

	Quarter Ended December 31,
	2022	2021

Net premiums earned	$212,991	$200,040
Investment income, net of expenses	9,385	8,199
Net investment gains	626	1,338
Lease income	89	107
Installment payment fees	353	560
Total revenues	223,444	210,244

Net losses and loss expenses	148,833	139,391
Amortization of deferred acquisition costs	37,563	33,673
Other underwriting expenses	31,171	29,254
Policyholder dividends	1,384	988
Interest	156	156
Other expenses, net	253	261
Total expenses	219,360	203,723

Income before income tax expense	4,084	6,521
Income tax expense	605	1,249

Net income	$3,479	$5,272

Income per common share:
Class A - basic and diluted	$0.11	$0.17
Class B - basic and diluted	$0.09	$0.15

Supplementary Financial Analysts' Data

Weighted-average number of shares outstanding:
Class A - basic	26,982,221	25,752,639
Class A - diluted	27,052,204	25,800,003
Class B - basic and diluted	5,576,775	5,576,775

Net premiums written	$200,413	$181,785

Book value per common share at end of period	$14.79	$16.95

Donegal Group Inc.
Consolidated Statements of (Loss) Income
(unaudited; in thousands, except share data)

	Year Ended December 31,
	2022	2021

Net premiums earned	$822,490	$776,015
Investment income, net of expenses	34,016	31,126
Net investment (losses) gains	(10,185)	6,477
Lease income	384	431
Installment payment fees	1,516	2,417
Total revenues	848,221	816,466

Net losses and loss expenses	564,079	520,710
Amortization of deferred acquisition costs	142,430	128,733
Other underwriting expenses	137,924	129,368
Policyholder dividends	5,560	5,199
Interest	621	896
Other expenses, net	1,245	1,222
Total expenses	851,859	786,128

(Loss) income before income tax (benefit) expense	(3,638)	30,338
Income tax (benefit) expense	(1,679)	5,084

Net (loss) income	$(1,959)	$25,254

Net (loss) income per common share:
Class A - basic and diluted	$(0.06)	$0.83
Class B - basic and diluted	$(0.07)	$0.74

Supplementary Financial Analysts' Data

Weighted-average number of shares outstanding:
Class A - basic	26,409,290	25,388,246
Class A - diluted	26,536,668	25,533,935
Class B - basic and diluted	5,576,775	5,576,775

Net premiums written	$843,530	$804,267

Book value per common share at end of period	$14.79	$16.95

Donegal Group Inc.
Consolidated Balance Sheets
(in thousands)

	December 31,	December 31,
	2022	2021
	(unaudited)

ASSETS
Investments:
Fixed maturities:
Held to maturity, at amortized cost	$688,439	$668,105
Available for sale, at fair value	523,792	532,629
Equity securities, at fair value	35,105	63,420
Short-term investments, at cost	57,321	12,692
Total investments	1,304,657	1,276,846
Cash	25,123	57,709
Premiums receivable	173,846	168,863
Reinsurance receivable	456,522	455,411
Deferred policy acquisition costs	73,170	68,028
Prepaid reinsurance premiums	160,591	176,936
Receivable from Michigan Catastrophic Claims Association	-	18,113
Other assets	49,440	33,269
Total assets	$2,243,349	$2,255,175

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Losses and loss expenses	$1,121,046	$1,077,620
Unearned premiums	577,653	572,958
Accrued expenses	4,226	4,029
Borrowings under lines of credit	35,000	35,000
Cash refunds due to Michigan policyholders	-	18,113
Other liabilities	21,831	16,419
Total liabilities	1,759,756	1,724,139
Stockholders' equity:
Class A common stock	301	288
Class B common stock	56	56
Additional paid-in capital	325,602	304,889
Accumulated other comprehensive (loss) income	(41,704)	3,284
Retained earnings	240,564	263,745
Treasury stock	(41,226)	(41,226)
Total stockholders' equity	483,593	531,036
Total liabilities and stockholders' equity	$2,243,349	$2,255,175